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                                                                  EXHIBIT 12

             TRANS OCEAN CONTAINER CORPORATION AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                              Nine Months Ended September 30,
                                                    1996            1995
Fixed charges:
  Interest and debt expense                     $18,095,000     $15,622,000
  One-third of rental expense                     3,979,000       3,566,000
                                                ___________     ___________
    Total                                       $22,074,000     $19,188,000
                                                ===========     ===========
Earnings:
  Net Income                                    $ 2,054,000     $ 4,296,000
  Provision for income taxes                      1,325,000       2,333,000
  Fixed charges                                  22,074,000      19,188,000
                                                ___________     ___________
    Total                                       $25,453,000     $25,817,000
                                                ===========     ===========


Ratio of earnings to fixed charges                     1.15            1.35
                                                       ====            ====